                                                                    EXHIBIT 99.1

                       ANNUAL STATEMENT AS TO COMPLIANCE


The undersigned certifies that she is an Assistant Vice President of GreenPoint Credit LLC (the "Servicer") and that, as such, she is duly authorized to execute and deliver this certificate on behalf of the Servicer pursuant to Section 4.20 of the Pooling and Servicing Agreement (the "Agreement"), dated as of December 1, 1999 between GreenPoint, Credit, LLC., as Seller and Servicer, and Bank One, National Association, as Trustee, (all capitalized terms used herein without definition having the respective meanings specified in the Agreement) and further certifies that:


1. I have reviewed the activities for the one year period ending December 31, 1999 and performance under this agreement has been made under such officer's supervision under Section 4.20 of the Agreement; and

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such period.


IN WITNESS WHEREOF, I have affixed hereunto my signature this 29th day of February, 2000.



                                        GREENPOINT CREDIT, LLC

                                        By /s/ Mary Churley
                                           ----------------
                                           Mary Churley
                                           Assistant Vice President and Manager
                                           Investor Servicing